Exhibit 99

Best Buy Confirms Significant Decline in Fiscal Third Quarter 2013 Earnings
Previously Announced on October 24
Adjusted (non-GAAP) diluted EPS of $0.03
GAAP EPS of ($0.04)

MINNEAPOLIS, November 20, 2012 -- Best Buy Co., Inc. (NYSE: BBY) today announced a GAAP net loss from continuing operations of $13 million, or $0.04 per share, for the three months ended November 3, 2012 compared to net earnings from continuing operations of $173 million, or $0.47 per diluted share for the prior-year period. Excluding previously announced restructuring charges, adjusted (non-GAAP) net earnings from continuing operations for the third quarter of fiscal 2013 were $10 million, or $0.03 per diluted share compared to $173 million and $0.47 for the prior-year period. Comparable store sales were down during the quarter and adjusted (non-GAAP) operating income declined significantly.

	Three Months Ended
	Nov 3, 2012	Oct 29, 2011	Change
Comparable store sales % change(1)	(4.3)%	(0.7)%	(360bps)
Adjusted (non-GAAP) operating income(2)	$48	$381	(87)%
GAAP Operating income	$12	$381	(97)%
Adjusted (non-GAAP) diluted EPS from continuing operations(2)	$0.03	$0.47	(94)%
GAAP EPS from continuing operations	$(0.04)	$0.47	--
Adjusted return on invested capital(3)	10.1%	10.7%	(60bps)

“In line with trends experienced over the last three years, Best Buy's third quarter financial performance was clearly unsatisfactory. On November 13, we shared our candid assessment of Best Buy's situation and unveiled Renew Blue, a set of priorities to begin re-invigorating the company's performance and rejuvenating Best Buy. The results we are reporting today only strengthen our sense of urgency and purpose," said Hubert Joly, Best Buy president and CEO.

Domestic Segment

Operating Income
Excluding restructuring charges primarily related to previously announced store closures, the Domestic segment operating income for the three months ended November 3, 2012 declined to $50 million ($16 million on a GAAP basis) from $249 million in the prior-year period. The decline was due to a lower gross profit rate, higher SG&A expense and lower revenue.

Revenue
The Domestic segment revenue was $7.7 billion and declined 4.7 percent compared to the prior year period. The Domestic segment revenue decline reflected a 4.0 percent comparable store sales decline and the impact of store closures.

Exhibit 99

Best Buy recorded revenue of $431 million in its online business, with growth in excess of 10 percent, and registered positive comparable store sales growth in mobile phones, appliances and tablets/eReaders. This growth was more than offset by comparable store sales declines in notebooks, gaming, digital imaging and televisions. The company believes that tablet and notebook comparable store sales were negatively impacted by slower consumer purchasing in anticipation of major product launches.

Gross Profit
Domestic segment gross profit was $1.9 billion and decreased 9 percent, reflecting a rate decline of 100 basis points compared to the prior-year period. The gross profit dollars were helped by the growth of mobile phones but the rate suffered from unfavorable product mix in mobile phones and televisions, as well as from the impact of product transitions ahead of key new launches.

Selling, General and Administrative Expenses (“SG&A”)(4)
Domestic segment SG&A expense was $1.8 billion and increased 1 percent compared to the prior-year period. This increase was due to increased training and higher compensation costs for sales associates, as well as executive transition costs. Excluding the impact of these costs and the absence of the Best Buy Mobile profit share payment, Domestic SG&A expense was approximately flat compared to the prior-year period.

International Segment

Operating Income
Excluding previously announced restructuring charges, the International segment reported an adjusted operating loss of $2 million ($4 million on a GAAP basis) for the three months ended November 3, 2012. The decline was due to Canada, Europe and China, driven by lower revenue in Canada and China and lower gross profit in Europe.

Revenue
The International segment revenue was $3.1 billion and declined less than one percent compared to the prior-year period. Comparable store sales declined 5.2 percent, as comparable store sales growth in Europe was more than offset by declines in Canada and China.

Gross Profit
International segment gross profit was $731 million and declined 11 percent, reflecting a rate decline of 280 basis points compared to the prior-year period. The rate decline was driven primarily by Europe and due largely to increased mix of lower-margin wholesale sales, and a price competitive environment for mobile phones coupled with mix into more expensive handsets.

Selling, General and Administrative Expenses(4)
International segment SG&A expense was $733 million and increased 7 percent compared to the prior-year period. Excluding the impact from the absence of the Best Buy Mobile profit share payment, International SG&A expense was flat compared to the prior-year period.

Exhibit 99

Please see the table titled “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

Dividends
On October 2, 2012, the company paid a quarterly dividend of $0.17 per common share outstanding, or $57 million in the aggregate.

Fiscal 2013 Financial Guidance
The company currently expects to generate free cash flow(5) in the range of $850 million to $1.05 billion for fiscal 2013. This amount compares with the company's previously communicated range of $1.25 to $1.5 billion that had been provided on August 21, 2012. The company's free cash flow guidance excludes the impact of previously announced restructuring activities and includes a change in restricted cash related to working capital.

Holiday Sales Results
The company is planning to announce revenue results for the nine weeks ending January 5, 2013 (fiscal November and December) on January 11, 2013.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on November 20, 2012. A webcast of the call is expected to be available on its Web site at www.investors.bestbuy.com both live and after the call. A telephone replay is also available starting at approximately 12:00 pm Eastern Time (11:00 a.m. Central Time) on November 20 through November 27. The dial-in number for the replay is 800-406-7325 (domestic) or 303-590-3030 (international), and the access code is 4573748.

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and websites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded, and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods.

(2) The company defines adjusted operating income for the periods presented as its reported operating income for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) adjusted to exclude the effects of previously announced restructuring charges. In addition, the company defines adjusted net earnings and adjusted diluted earnings per share for the periods presented as its reported net earnings and diluted earnings per share calculated in accordance with GAAP adjusted to exclude the effects of the restructuring charges.
These non-GAAP financial measures provide investors with an understanding of the company's operating income, net earnings, and diluted earnings per share adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company's operating income, net earnings, and diluted earnings per share for its fiscal quarter ended November 3, 2012, against the company's results for the respective prior-year periods and against third party estimates of the company's diluted earnings per share for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources, and analyze underlying operating performance. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

(3) The company defines adjusted return on invested capital ("ROIC") as adjusted net operating profit after taxes divided by average invested capital for the periods presented (including both continuing and discontinued operations). Adjusted net operating profit after taxes is defined as our operating income for the periods presented calculated in accordance with GAAP

Exhibit 99

adjusted to exclude the effects of: (i) operating lease interest; (ii) investment income; (iii) net earnings attributable to noncontrolling interests; (iv) income taxes; (v) all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, and costs related to the purchase of CPW's share of the Best Buy Mobile profit share agreement ("Best Buy Europe transaction costs"); and (vi) the noncontrolling interest impact of the restructuring charges, Best Buy Europe transaction costs and the purchase of CPW's share of the Best Buy Mobile profit share agreement. Average invested capital is defined as the average of our total assets for the trailing four quarters in relation to the periods presented adjusted to: (i) exclude excess cash and cash equivalent and short-term investments; (ii) include capitalized operating lease obligations calculated using a multiple of eight times rental expenses; (iii) exclude our total liabilities, less our outstanding debt; and (iv) exclude equity of noncontrolling interests

This non-GAAP financial measure provides investors with a supplemental measure to evaluate how effectively the company is investing its capital and deploying its assets. Management uses this non-GAAP financial measure to assist in allocating resources, and trends in the measure may fluctuate over time as management balances long-term initiatives with possible short-term impacts. Our ROIC calculation utilizes total operations in order to provide a measure that includes the results of and capital invested in all operations, including those businesses that are no longer continuing operations. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

(4) As a reminder, year-over-year SG&A comparisons for both Domestic and International segments were impacted by the absence of the Best Buy Mobile profit share payment in fiscal 2013 as a result of the purchase of Carphone Warehouse Group plc's (“CPWs”) share of the Best Buy Mobile profit share agreement in the fourth quarter of fiscal 2012. These intercompany profit share payments previously increased Domestic segment SG&A expense while lowering International segment SG&A and had no impact on the company's consolidated SG&A.

(5) Best Buy defines free cash flow as total cash (used in) provided by operating activities less additions to property and equipment. This non-GAAP financial measure assists investors in making a ready comparison of the company's expected free cash flow for the year ending February 2, 2013, against the company's results for the respective prior-year periods and against management's previously provided expectations. The company's free cash flow guidance excludes the impact of previously announced restructuring activities and includes an expected benefit from a change in restricted cash related to working capital, which is included within investing activities on the condensed consolidated statements of cash flows.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market constraints, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, natural or man-made disasters, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company's ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and unanticipated costs associated with previously announced or future restructuring activities. A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on May 1, 2012. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Exhibit 99

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE: BBY) is the global leader in consumer electronics, with more than 1,400 large and small-format locations, more than 160,000 employees, $50B in annual revenue and the 11th largest retail website in the United States. Our “Blue Shirt” sales associates and Geek Squad agents are the authority on consumer electronics, delivering unbiased, knowledgeable advice hundreds of millions of times a year and offering unmatched support for the lifetime of the products we sell. Shop our competitively priced products and services at http://www.bestbuy.com/ or stop by one of our Best Buy or Best Buy Mobile stores to touch, test and try the latest technology. To learn more about Best Buy, visit us at http://www.investors.bestbuy.com/. Find us on Facebook at https://www.facebook.com/bestbuy and follow us on Twitter at @BestBuy.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Senior Director, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

Exhibit 99

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
	Nov 3, 2012	Oct 29, 2011	Nov 3, 2012	Oct 29, 2011
Revenue	$10,753	$11,145	$32,910	$33,370
Cost of goods sold	8,167	8,292	24,853	24,834
Gross profit	2,586	2,853	8,057	8,536
Gross profit %	24.0%	25.6%	24.5%	25.6%
Selling, general and administrative expenses	2,538	2,472	7,496	7,431
SG&A %	23.6%	22.2%	22.8%	22.3%
Restructuring charges	36	—	254	4
Operating income	12	381	307	1,101
Operating income %	0.1%	3.4%	0.9%	3.3%
Other income (expense):
Investment income and other	13	—	25	25
Interest expense	(31)	(37)	(94)	(98)
(Loss) earnings from continuing operations before income tax expense and equity in loss of affiliates	(6)	344	238	1,028
Income tax (benefit) expense	(2)	122	84	364
Effective tax rate	34.7%	35.6%	35.4%	35.4%
Equity in loss of affiliates	(1)	(2)	(5)	(3)
Net (loss) earnings from continuing operations	(5)	220	149	661
Gain (loss) from discontinued operations, net of tax	6	(46)	(3)	(137)
Net earnings including noncontrolling interests	1	174	146	524
Net (earnings) loss from continuing operations attributable to noncontrolling interests	(8)	(47)	11	(83)
Net (earnings) loss from discontinued operations attributable to noncontrolling interests	(3)	29	3	55
Net (loss) earnings attributable to Best Buy Co., Inc.	$(10)	$156	$160	$496

Amounts attributable to Best Buy Co., Inc.
Net (loss) earnings from continuing operations	$(13)	$173	$160	$578
Net earnings (loss) from discontinued operations	3	(17)	—	(82)
Net (loss) earnings attributable to Best Buy Co., Inc.	$(10)	$156	$160	$496

Basic (loss) earnings per share attributable to Best Buy Co., Inc.
Continuing operations	$(0.04)	$0.48	$0.47	$1.53
Discontinued operations	0.01	(0.05)	—	(0.21)
Basic (loss) earnings per share	$(0.03)	$0.43	$0.47	$1.32

Diluted (loss) earnings per share attributable to Best Buy Co., Inc.(1)
Continuing operations	$(0.04)	$0.47	$0.47	$1.51
Discontinued operations	0.01	(0.05)	—	(0.21)
Diluted (loss) earnings per share	$(0.03)	$0.42	$0.47	$1.30

Dividends declared per Best Buy Co., Inc. common share	$0.17	$0.16	$0.49	$0.46

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	337.2	363.4	339.3	376.9
Diluted	337.2	372.4	340.4	386.2

(1) The calculation of diluted earnings per share assumes the conversion of the company's previously outstanding convertible debentures due in 2022 into 8.8 million shares common stock in the three and nine months ended October 29, 2011, and adds back the related after-tax interest expense of $1.4 and $4.2 for the three and nine months ended October 29, 2011, respectively.

Exhibit 99

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	Nov 3, 2012	Oct 29, 2011
ASSETS
Current assets
Cash and cash equivalents	$309	$2,073
Short-term investments	—	20
Receivables	2,250	1,968
Merchandise inventories	8,156	7,780
Other current assets	1,131	1,098
Total current assets	11,846	12,939
Net property & equipment	3,407	3,697
Goodwill	1,344	2,447
Tradenames	131	131
Customer relationships	213	165
Equity and other investments	91	279
Other assets	524	469
TOTAL ASSETS	$17,556	$20,127

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$7,933	$7,557
Accrued liabilities	2,361	2,549
Short-term debt	310	163
Current portion of long-term debt	544	442
Total current liabilities	11,148	10,711
Long-term liabilities	1,122	1,161
Long-term debt	1,158	1,692
Equity	4,128	6,563
TOTAL LIABILITIES & EQUITY	$17,556	$20,127

Exhibit 99

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Nine Months Ended
	Nov 3, 2012	Oct 29, 2011
OPERATING ACTIVITIES
Net earnings including noncontrolling interests	$146	$524
Adjustments to reconcile net earnings to total cash (used in) provided by operating activities:
Depreciation and amortization of definite-lived intangible assets	687	708
Other, net	269	111
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	216	322
Merchandise inventories	(1,330)	(393)
Accounts payable	967	938
Other assets and liabilities	(1,076)	(310)
Total cash (used in) provided by operating activities	(121)	1,900

INVESTING ACTIVITIES
Additions to property and equipment	(522)	(580)
Other, net	110	25
Total cash used in investing activities	(412)	(555)

FINANCING ACTIVITIES
Repurchase of common stock	(255)	(1,056)
(Repayments) borrowings of debt, net	(200)	581
Other, net	(152)	(136)
Total cash used in financing activities	(607)	(611)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	48	1
ADJUSTMENT FOR CHANGE IN FISCAL YEAR	202	235

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(890)	970

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,199	1,103

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$309	$2,073

Exhibit 99

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended
	Nov 3, 2012	Oct 29, 2011	Change
Revenue	$7,673	$8,055	(5)%
Comparable store sales % change(1)	(4.0)%	0.1%	(410bps)
Gross profit	$1,855	$2,033	(9)%
% of revenue	24.2%	25.2%	(100bps)
SG&A	$1,805	$1,784	1%
% of revenue	23.5%	22.1%	140bps
Restructuring charges	$34	$—	N/A
Operating income	$16	$249	(94)%
% of revenue	0.2%	3.1%	(290bps)
Adjusted (non-GAAP) operating income(2)	$50	$249	(80)%
% of revenue	0.7%	3.1%	(240bps)

Revenue per square foot (Domestic segment)(3)	$856	$846	1%
Adjusted operating income per square foot (Domestic segment)(3)	$36	$43	(16)%

International Segment Performance Summary

	Three Months Ended
	Nov 3, 2012	Oct 29, 2011	Change
Revenue	$3,080	$3,090	—%
Comparable store sales % change(1)	(5.2)%	(3.2)%	(200bps)
Gross profit	$731	$820	(11)%
% of revenue	23.7%	26.5%	(280bps)
SG&A	$733	$688	7%
% of revenue	23.8%	22.3%	150bps
Restructuring charges	$2	$—	N/A
Operating (loss) income	$(4)	$132	--
% of revenue	(0.1)%	4.3%	(440bps)
Adjusted (non-GAAP) operating (loss) income(2)	$(2)	$132	--
% of revenue	(0.1)%	4.3%	(440bps)

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and Web sites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods.

(2) Excludes the impact of previously announced restructuring charges. Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

(3) Revenue per square foot is equal to the sum of Domestic segment trailing twelve months revenue divided by the average quarterly retail square footage for all U.S. stores, over the same period. Adjusted operating income per square foot is equal to the sum of Domestic segment trailing twelve months adjusted operating income divided by the average quarterly retail square footage for all U.S. stores, over the same period.

Exhibit 99

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Nov 3, 2012	Oct 29, 2011	Nov 3, 2012	Oct 29, 2011
Consumer Electronics	31%	33%	(8.4)%	(5.1)%
Computing and Mobile Phones	45%	43%	0.9%	5.9%
Entertainment	9%	10%	(18.5)%	(12.0)%
Appliances	7%	6%	10.8%	14.9%
Services(1)	7%	7%	(4.6)%	0.5%
Other	1%	1%	n/a	n/a
Total	100%	100%	(4.0)%	0.1%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Nov 3, 2012	Oct 29, 2011	Nov 3, 2012	Oct 29, 2011
Consumer Electronics	16%	19%	(17.5)%	(2.8)%
Computing and Mobile Phones	65%	57%	2.4%	(3.7)%
Entertainment	3%	4%	(16.6)%	(3.3)%
Appliances	9%	10%	(9.4)%	(7.2)%
Services(1)	7%	10%	(10.8)%	3.7%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(5.2)%	(3.2)%

(1) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

Exhibit 99

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	Nov 3, 2012		Oct 29, 2011
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Operating income	$16	0.2%	$249	3.1%
Restructuring charges	34	0.4%	—	n/a
Adjusted operating income	$50	0.7%	$249	3.1%

International - Continuing Operations
Operating (loss) income	$(4)	(0.1)%	$132	4.3%
Restructuring charges	2	0.1%	—	n/a
Adjusted operating (loss) income	$(2)	(0.1)%	$132	4.3%

Consolidated - Continuing Operations
Operating income	$12	0.1%	$381	3.4%
Restructuring charges	36	0.3%	—	n/a
Adjusted operating income	$48	0.4%	$381	3.4%

Net (loss) earnings	$(13)		$173
After-tax impact of restructuring charges	23		—
Adjusted net earnings	$10		$173

Diluted EPS	$(0.04)		$0.47
Per share impact of restructuring charges	0.07		—
Adjusted diluted EPS	$0.03		$0.47

	Nine Months Ended		Nine Months Ended
	Nov 3, 2012		Oct 29, 2011
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Operating income	$394	1.6%	$854	3.5%
Restructuring charges	252	1.0%	5	—%
Adjusted operating income	$646	2.7%	$859	3.5%

International - Continuing Operations
Operating (loss) income	$(87)	(1.0)%	$247	2.8%
Restructuring charges	2	n/a	(1)	—%
Adjusted operating (loss) income	$(85)	(1.0)%	$246	2.7%

Consolidated - Continuing Operations
Operating income	$307	0.9%	$1,101	3.3%
Restructuring charges	254	0.8%	4	—%
Adjusted operating income	$561	1.7%	$1,105	3.3%

Net earnings	$160		$578
After-tax impact of restructuring charges	164		3
Adjusted net earnings	$324		$581

Diluted EPS	$0.47		$1.51
Per share impact of restructuring charges	0.48		—
Adjusted diluted EPS	$0.95		$1.51

Exhibit 99

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying news release may differ from similar measures used by other companies.

The following table includes the calculation of Adjusted ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital(1)
	Nov 3, 2012(2)	Oct 29, 2011(2)
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$186	$2,224
Operating loss - discontinued operations	(241)	(294)
Total operating (loss) income	(55)	1,930
Add: Operating lease interest(3)	594	600
Add: Investment income	47	38
Less: Net earnings attributable to noncontrolling interest (NCI)	(1,212)	(66)
Less: Income taxes(4)	(845)	(999)
NOPAT	$(1,471)	$1,503
Add: Restructuring charges and impairments(5)	1,760	245
Add: NCI impact of BBYM profit share buyout and restructuring charges	1,202	—
Adjusted NOPAT	$1,491	$1,748

Average Invested Capital
Total assets	$16,665	$19,587
Less: Excess Cash(6)	(447)	(1,601)
Add: Capitalized operating lease obligations(7)	9,498	9,596
Total liabilities	(12,466)	(12,635)
Exclude: Debt(8)	2,119	2,177
Less: Noncontrolling interests	(618)	(713)
Average invested capital	$14,751	$16,411

Adjusted Return on invested capital (ROIC)	10.1%	10.7%
Calculation of Return on Assets(1)
	Nov 3, 2012(2)	Oct 29, 2011(2)
Net (loss) earnings including noncontrolling interests	$(447)	$1,220
Total assets	16,665	19,587
Return on assets (ROA)	(2.7)%	6.2%

(1) The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.
(2) Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.
(3) Operating lease interest represents the add-back to operating income driven by our capitalized lease obligations and represents fifty percent of our annual rental expense which is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(4) Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.
(5) Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, and the Best Buy Europe transaction costs.
(6) Cash and cash equivalents and short term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.
(7) The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(8) Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.